                                                                  EXHIBIT 10.15


CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS, MARKED BY AN **, HAVE BEEN SUBMITTED TO THE COMMISSION WITH THE CONFIDENTIAL TREATMENT REQUEST

                       NON-EXCLUSIVE DISTRIBUTOR AGREEMENT

AGREEMENT effective the 1st day of May 1994

BETWEEN:

                            VASCO Data Security, Inc.
                      1919 S. Highland Avenue, Suite 118-C
                             Lombard, Illinois 60148 U.S.A.
                               Phone 630-932-8844
                                Fax 630-495-0279

                         (hereinafter called "Producer")

AND:

                           Concord-Eracom Nederland BV
                                  Hoekenrode 8
                              NL-1102 BR Amsterdam
                               Phone 31-20-6913781
                                Fax 31-20-6971073

                           EURO VAT No. NL-9238657B01

                       (hereinafter called "Distributor")

NOW THEREFORE IT IS AGREED AS FOLLOWS:


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Article 1. - Definition

The following words shall have the indicated meaning when used herein:

i)   "Product" - those Products which the Producer has manufactured for
     re-sale    or purchased for re-sale, which are in Schedule 1 of this
     Agreement and which are designated therein by the Producer's trade mark or trade name to be used under this Agreement and by the use which the Product shall be sold under this Agreement.

ii) "Territory" - the Territory outline or defined in Schedule 2 of this Agreement.

iii) "Annual Period" - successive one (1) year periods the first of which commences on the effective date of this Agreement.

iv) "Price" - that amount of money designated as set out in Schedule 3 of this Agreement or as may be otherwise designated by the Producer from time to time which is to be paid to the Producer for the Product, not including any charges for taxes, duties or other Government fees. The price as at the date of commencement of this Agreement shall be as designated in
     Schedule 1.

Article 2. - Agency & Distributorship

The Producer grants to the Distributor the non-exclusive right to distribute and sell the Product in the named Territory.

Article 3. - Future Changes

The Producer reserves the right to modify Schedule 1 of this Agreement by adding thereto or deleting therefrom any items at any time upon thirty (30) days advance written notice to the Distributor.

Article 4. - New Products

The Producer shall inform the Distributor of improvements in the Product or new goods acquired or produced by the Producer for resale. Such goods or improved Products may be added to Schedule 1 in accordance with Article 3.

Article 5. - Price and Delivery

  a. The price for the Product shall be denominated in U.S. Dollars and as designated in Schedule 3 hereof or otherwise as the Producer shall designate in writing. The

     Producer reserves the right to modify such price at its sole discretion. However the Producer must give the Distributor three months' notice before any such price modification becomes effective. During any such three month period prior to modification of price, the Distributor may not order the Product from the Producer at a greater volume than that being ordered during the previous three month period, unless the Producer should consent to orders in excess of such volumes.

  b. Payments shall be made as follows:
  a)

      i) by Letter of Credit or Telegraphic Transfer (terms net 30 days) of cleared funds to Producer where product is to be delivered outside the United States.

  c. The Distributor shall accept delivery of the Product when the carrying vessel reaches the Territory and shall then be responsible for transporting the Product at the Distributor's risk and peril. The Distributor shall assume responsibility for all customs clearance charges. All freight and shipping insurance shall be "F.O.B.".

  d. The Producer undertakes to execute orders from the Distributor with reasonable care but is not responsible to the Distributor for any delay in delivery, whatever the reason for such delay shall be, except as agreed by way of a separate letter of understanding.

Article 6. - Obligation of the Distributor

Throughout the duration of this Agreement, the Distributor shall:

  a. Sell: Use its maximum efforts to sell, use and promote the use of the Product through Territory.

  b.  Sales Network:  Develop a sales network for the Product.

  c. Not sell outside Territory: Not sell the Product directly or indirectly outside the Territory or for use outside the Territory without having previously obtained in each case the written authorization of the Producer. To this end, the Distributor undertakes to ensure that its buyers do not sell outside the Territory nor export the Product either directly or indirectly.

  d. Maintain Office: Maintain and operate at the Distributor's expense an Office in the Territory in a business like matter.

  e. Maintain Stocks: Maintain stocks of a sufficient quantity for supplying so as not to delay customer ordering the product in the ordinary course of business.

  f. Inform of Competitors: Inform the Producer of any goods and the sellers thereof, which compete with the Producer.

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  g.  Not Compete: Not sell materials or goods which compete or are likely to compete with the Product unless the written Agreement of the Producer is obtained prior to each such sale. Distributor shall be required to provide specifications and pricing of competitive products to Producer; Producer shall have the Right of First Refusal to provide Producer's similar product(s) at competitive prices.

  h. Not Tamper with Labels: Not change, modify, obliterate or remove the Producer's labels, marks or trademarks on the Product and on its packaging; if it is necessary to repack the Product, the Distributor shall ensure that the original trademarks appear on the packaging. The Distributor may attach a label recording that the Product is supplied by the Distributor, the exception being if Distributor advises the Producer to produce under brand name and/or private label.

  i. Fully informed Producer: Fully inform the Producer at all times and in any case upon request from the Producer of the Price charged by the Distributor for the Product, who the customers are, to whom the Distributor sells the Product and the quantity of the Product sold to each customer.

  j. Export Licensing and Security: Fully comply with Producer's reasonable instructions concerning export licensing and security from time to time for products.

  k. Maintain Repair Personnel: The Distributor will provide and maintain competent personnel and reasonable and necessary test demonstration equipment and repair facilities to repair and maintain the Product in good working order and condition, the cost of which shall be borne by the customer after the expiration of the warranty period.

  l. Advertising and Technical Documentation: Communicate to the Producer for approval by the Producer before printing, distribution or use, the advertising and technical documentation the Distributor shall supply and use concerning the Product including all labeling used with the Product; and once such approval has been obtained, not to change such documents and labeling without the prior written consent of the Producer.

  m. Not Legal Representative: Be in no way the legal representative of the Producer and have no right or authority to assume any obligations or make any representation of any kind which are or might be binding upon the Producer, except in the express terms of this Agreement and this Agreement shall not permit or empower the Distributor to undertake financial or other responsibility or to contract or incur liabilities of any kind in the name of or as representative for or on behalf of the Producer or to pledge the credit of the Producer in any way.

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  n.  Not Assign:  Not to assign, to transfer or in any manner make over this
      Agreement or any right or obligation hereunder to any person or persons or organization whatsoever without the consent in writing of the Producer.

  o. Sale/Market Plan: To furnish to the Producer within one (1) month of the date of the expiration of each year of the term of this Agreement the following:

      i.      A sale/market plan or strategy for the subsequent yearly period.

      ii.     A report on the success or failure of the preceding twelve
          (12) month period sale/market plan or strategy with comments reasonably to the best of the Distributor's ability on the reasons for such success of failure.

Article 7. - Promotions and Advertising Materials

The Producer in its discretion may elect to provide the Distributor with promotion and advertising materials including trade literature free on the effective date hereof. The Producer may agree to be responsible for the cost of the lodgement of advertisements as may be mutually agreed upon in an international computer publication circulating in the Territory and may schedule access as may be mutually agreed upon in advance to demonstrate equipment. The Producer may contribute part of all of the expenses as may be from time to time mutually agreed upon incurred in trade exhibitions and advertisements in trade journals during the currency of this Agreement.

Article 8. - Software Tools

The Producer may from time to time to provide software tools to aid Distributor in integrating Producer's products into Distributor's products. These software tools will be consigned on the following basis:

  i. Ownership of a copyright thereto shall be retained in all times by the Producer.

  ii. The Distributor may not sell, lease or part with possession of the software tools.

  iii. The Distributor shall maintain the software tools in good order and condition.

  iv. The Distributor shall return the software tools to the Producer upon termination of this Agreement.

Article 9. - Trade Mark

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If at some time in order to sell the Product it should be necessary to register a Trade Mark in the Distributor's name, the Distributor shall undertake to co-operate in the transfer of this Trade Mark to the Producer or any persons or companies designated by the Producer immediately upon termination of this Agreement for one or more of these items in Schedule 1. Producer and Distributor undertake to take immediate steps under the direction of the Producer to effectively oppose any infringements of Trade Marks. The
Distributor hereby renounces forever any claim to any right, title, or interest to any Trade Mark registered in the Producer's name or transferred to the Producer now or in the future.

Article 10. - Arbitration

Any dispute about the interpretation or the execution of this Agreement, whatever its nature or importance, shall be submitted to three arbitrators and resolved finally by them in accordance with the rules for cancellation and arbitration of the International Chamber of Commerce. The place of arbitration shall be nominated by the Producer.

Article 11. - Termination

  a. Either party may terminate this Agreement upon the expiration of any Annual Period with at least thirty (30) days prior written notice. Such termination shall impose no obligation or liability on either party except as provided in this Article 9.

  b. The Producer may terminate this Agreement at any time upon the occurrence of any of the following, each of which shall constitute an event of default:

         i. Failure to Observe Agreement - the Distributor's failure to observe any of the terms or conditions of this Agreement,

         ii. Distributors Insolvent - the Distributor becomes insolvent, bankrupt, or upon any proceedings being commenced by or against the Distributor under any laws having to do with the relief of debtors,

         iii. Change of Ownership - change in ownership or control of the Distributor's business, whether voluntary or by operation of law,

  iv. Transfer - transfer or assignment or attempted transfer or any or all the rights herein granted the Distributor. The waiver of any default in any instance shall be deemed a waiver for said instance only,

  v. Failure to Maintain Security & Licenses - the Distributor's failure to maintain the level of security reasonably required by the Producer from time to time concerning products the subject of security/export license controls.

c. If this Agreement should be terminated by the Distributor:

  i. Undertakes to resell and return to the Producer the Product and its inventories which are still in good condition, at the Price at which it bought it from the Producer. The Product which has deteriorated or is more than three months old shall be resold at a reduces price reflecting fair market value. No custom product may be returned to Producer.

  ii. Shall pay the Producer, within a period of thirty (30) days, all sums due. If any goods are returned pursuant to Clause 11 c. above, the Producer will pay the Distributor as provided in Clause 11 c. within thirty (30) days after the Producer's receipt of such return Product.

  iii. Upon demand of the Producer shall make available to the Producer a list of his customers in the six months preceding the termination and shall deliver to the Producer copies of all unfilled orders (whether or not such orders have been partly filled or remain totally unfilled). In the event that the proceeds received by the Producer from completing such orders (should the Producer elect without any legal obligation so to do to complete such orders) then in so far as any damages accruing to the Producer for breach by the Distributor of this Contract do not exceed the profits so made such excess profits shall be returned to the Distributor.

  iv. Undertakes to transmit any orders it receives thereafter to the Producer who shall wherever practicable, but without obligation to do so, honor such orders.

Article 12. - Support and Service Training by Producer

Customer engineering and service training will be supplied by the Producer as mutually agreed upon. All travel and living expenses of customers or their employees or distributors undergoing such training will be the responsibility of the customer or distributor. If training by the Producer is given away from the Producer's premises, the Producer will be reimbursed for the actual and reasonable travel and living expenses its employees incur in getting to, remaining at and returning from the training site.

Article 13. - Representations and Warranties

In soliciting orders for the Producer, the Distributor shall not make representations or offer warranties other than those contained in sale literature supplied by the Producer to the Distributor. Contracts prepared by the Distributor for signature by customers shall contain a similar disclaimer respecting representations or warranties binding upon the Producer. The Distributor agrees to indemnify and hold harmless the Producer from any representations or warranties binding upon the Producer made by the Distributor in excess of those contained in the Producer's sales literature. In all cases, the Distributor will make it clear to customers that the Producer's warranty in respect of deficiencies in materials and workmanship shall not exceed 3 months from the delivery of the Product to the customer.

Article 14. - Assignment

This Agreement shall ensure to and be binding upon the parties hereto, their successors and assigns providing that the Producer's consent shall be required to an Assignment of the Distributor's interest in the Agreement.

Article 15. - Trade Secrets

The Distributor understands that all trade secrets and confidential information which are divulged to the Distributor by the Producer are the property of the Producer. The Distributor agrees to keep all such information confidential and shall not make disclosures to anyone of such information except as authorized by the Producer.

DISTRIBUTOR:                           PRODUCER:

By /s/ John K. Knorr                    By: /s/ T. Kendall Hunt
   --------------------------           ------------------------------

Name:                                   Name:
      -----------------------                 ------------------------
Position: Managing Director             Position: President
          -------------------                     --------------------
Witness:                                Witness:
         --------------------                    ---------------------

                                   SCHEDULE I
                                    PRODUCTS

       The Distributor is authorized to sell the following Products:

       1. ACCESS KEY I

       1. ACCESS KEY II

       1. ACCESS KEY III (In development)

       1. KEYPAD (Discontinued, phaseout anticipated June 1, 1994)

       1. KEYCUTTER SYSTEM

       1. RELATED ACCESSORIES

       1. INTERNATIONAL SMART CARD READER


       NOTE:

       Unite pricing for the above products will be negotiated based on, combined, firm Open Purchase Order commitments by both Concord-Eracom and Eracom Pty.

                                  SCHEDULE II
                                   TERRITORY

The Distributor agrees to represent, on a non-exclusive basis, Products listed in Schedule I primarily in Europe, the Middle East, and South America.

                                  SCHEDULE III
                                    PRICING



Description                              Open P.O. Quantity     # Months From     Price Per Unit
-----------                              ------------------     -------------     --------------
                                                                Order
                                                                -----
1. Access Key II                               1 or >             12                **
     - Standard Keys                      20,000 or >             12                **
             and/or                       40,000 or >             12                **
     - ABN-AMRO Keys                      50,000 or >             12                **
2. International Smart Card Reader             1 or >             18                **
    Model #301                            10,000 or >             18                **
    - 200,000 - 500,000 insertions        20,000 or >             18                **
    - Landed contacts design              30,000 or >             18                **
        20,000 - 40,000 insertions        40,000 or >             18                **
        per card                          50,000 or >             18                **



NOTE:

Concord-Eracom will place firm Open Purchase Orders for Access Key II and for the International Smart Card Reader at quantity levels it can sell over the time periods above. The quantity levels can be combined with orders from both Eracom Pty. and Concord-Eracom. Each order shall specify the total unit commitment and shall be accompanied by a shipping schedule over the term of the Open Purchase Order.